Exhibit 99.(h)(3)(iii)

Amendment No. 6

To

Transfer Agency Agreement

This Amendment No. 6 To Transfer Agency Agreement, dated as of December 13, 2018 (“Amendment No. 6”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Baillie Gifford Funds (the “Investment Company”), on its own behalf and on behalf of each series of the Investment Company listed on Schedule B to the Current Agreement (as defined below), in its individual and separate capacity.

Background

BNYM and the Investment Company previously entered into the Transfer Agency Agreement, dated as of September 1, 2014 (“Original Agreement”), Amendment Agreement, dated July 20, 2016, Amendment No. 1 To Transfer Agency Agreement, effective as of August 4, 2017, Amendment No. 2 To Transfer Agency Agreement, dated as of February 20, 2018, Amendment No. 4 To Transfer Agency Agreement, dated as of September 28, 2018 and Amendment No. 5 To Transfer Agency Agreement, dated as of December 14, 2018 (the Original Agreement as so amended being collectively the “Current Agreement”).  The parties intend that the Current Agreement be further amended as set forth in this Amendment No. 6.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.             Modifications to Current Agreement.  The Current Agreement is amended as follows:

(a)           Section 13(a) is deleted in its entirety and replaced it with the following:

(a)           This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until January 20, 2022 (the “Initial Term”).

(b)           Section 13(e) is deleted in its entirety and replaced with the following:

(e)           [Intentionally blank]

(c)           Section 13(g) is deleted in its entirety and replaced with the following:

(g)           Notwithstanding any other provision of this Agreement, any party to this Agreement may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party to this Agreement (“Other Party”) upon the happening of any of the following: (i) the Other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Other Party any such case or proceeding; (ii) the Other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Other Party or any substantial part of its property or there is commenced against the Other Party any such case or proceeding; (iii) the Other Party makes a general assignment for the benefit of creditors; or (iv) the Other Party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Any party may exercise its termination right under this Section 13(g) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by any party of its termination right under this Section 13(g) shall be without any prejudice to any other remedies or rights available to that party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 15, notice of termination under this Section 13(g) shall be considered given and effective when given, not when received.

(d)          The references to “Change in Control, “Early Termination”, “Early Termination Fee” and “Removed Assets” are deleted from the Index of Defined Terms in Schedule A.

2.             Remainder of Current Agreement.  Except as specifically modified by this Amendment No. 6, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.             Governing Law.  The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 6.

4.             Entire Agreement.  This Amendment No. 6 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.             Facsimile Signatures; Counterparts.     This Amendment No. 6 may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment No. 6 or of executed signature pages to this Amendment No. 6 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 6.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 To Transfer Agency Agreement to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Baillie Gifford Funds
On its own behalf and on behalf of each Fund, each in its individual and separate capacity, and not on behalf of any other Fund

By:	/s/ Robert C. Jordan

Name:	Robert C. Jordan	By:	/s/ Lesley-Anne Archibald

Title:	Director	Name:	Lesley-Anne Archibald

		Title:	Vice President

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